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                                                                    EXHIBIT 23.1




                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Registration Statement on Form S-3 of our report dated October 29, 2003 relating to the financial statements of Steel Technologies Inc. and its subsidiaries, which appears in such Registration Statement, and our report dated October 29, 2003 relating to the financial statement schedule, which appears in Steel Technologies Inc. and its subsidiaries' Annual Report on Form 10-K for the year ended September 30, 2003, which is incorporated by reference in such Registration Statement. We also consent to the references to us under the headings "Experts" and "Selected Consolidated Financial Data" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

Louisville, Kentucky
January 19, 2004